                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                     PRICE ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                             PRICE ENTERPRISES, INC
                             4649 MORENA BOULEVARD
                          SAN DIEGO, CALIFORNIA 92117

                             ---------------------

                          NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

To The Stockholders of
Price Enterprises, Inc.

    Notice is hereby given that the Annual Meeting of the Stockholders (the "Meeting") of PRICE ENTERPRISES, INC. (the "Company") will be held at the San Diego Hilton Beach and Tennis Resort, 1775 E. Mission Bay Drive, San Diego, California 92109, on Tuesday, January 14, 1997, at 10:00 a.m., for the following purposes:

        1. To elect Directors for the ensuing year to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The present Board of Directors of the Company has nominated and recommends for election as Directors the following six persons:

William P. Dickey                     Leon C. Janks
Murray L. Galinson                    Paul A. Peterson
Katherine L. Hensley                  Robert E. Price

        2. To transact such other business as may properly come before the Meeting.

    The Board of Directors has fixed the close of business on November 18, 1996 as the record date for this solicitation.

    Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Daniel T. Carter, SECRETARY

San Diego, California
November 27, 1996

                            PRICE ENTERPRISES, INC.
                             4649 MORENA BOULEVARD
                          SAN DIEGO, CALIFORNIA 92117

                            ------------------------

                                PROXY STATEMENT

    The Board of Directors of Price Enterprises, Inc. (the "Company") is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at 10:00 a.m. on Tuesday, January 14, 1997, at the San Diego Hilton Beach and Tennis Resort, 1775 E. Mission Bay Drive, San Diego, California 92109. This Proxy Statement was first mailed to stockholders on or about November 27, 1996.

    All stockholders who find it convenient to do so are cordially urged to attend the Meeting in person. In any event, please sign, date and return the Proxy in the enclosed envelope.

    A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the Proxy, or by executing a later Proxy or by attending the Meeting and voting in person. Unrevoked Proxies will be voted in accordance with the instructions therein indicated, or if there are no such instructions, such Proxies will be voted for the election of the Board's nominees for Directors.

    The close of business on November 18, 1996 is the record date with respect to this solicitation. As of that date, 23,301,294 shares of Common Stock, $.0001 par value ("Common Stock"), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by Proxy at the Meeting, constitutes a quorum. All shares represented by Proxies that reflect abstentions or include "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

    A plurality of the votes cast at the Meeting is required to elect Directors. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting is required for approval of all other matters presented at the Meeting.

    The cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy will be borne by the Company.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of shares of the Company's Common Stock as of November 18, 1996 by (i) the Company's Named Executive Officers (as hereinafter defined) and Directors,
(ii) all of the Company's executive officers and Directors as a group and (iii) all other stockholders known by the Company to own beneficially more than five percent of the Common Stock.

                                                                             PERCENT
                                                    AMOUNT AND NATURE OF   BENEFICIALLY
NAME AND ADDRESS (1)                                BENEFICIAL OWNERSHIP      OWNED
--------------------------------------------------  --------------------   ------------
Robert E. Price...................................       2,627,628(2)          11.3%
Paul A. Peterson..................................         237,279(3)           1.0%
Nancy Y. Bekavac..................................           4,200(4)         *
William P. Dickey.................................           2,000(5)         *
Murray L. Galinson................................           7,000(6)         *
Katherine L. Hensley..............................           4,665(7)         *
Leon C. Janks.....................................           2,000(8)         *
Daniel T. Carter..................................          30,000(9)         *
Robert M. Gans....................................          20,000(10)        *
Joseph J. Tebo....................................          40,100(11)        *
Theodore Wallace..................................          71,291(12)        *
Sol Price.........................................       8,479,910(13)         36.4%
Jeffrey S. Halis..................................       1,229,700(14)          5.3%
All Executive Officers and Directors as a group
 (12 persons).....................................       3,048,663             13.0%

------------------------
 * Less than 1% beneficially owned.

 (1) The address for all persons listed, other than Sol Price and Jeffrey S. Halis, is c/o the Company, 4649 Morena Boulevard, San Diego, California 92117. The address for Sol Price is c/o The Price Entities, 7979 Ivanhoe Avenue, Suite 520, La Jolla, California 92037. The address for Jeffrey S. Halis is 500 Park Avenue, Fifth Floor, New York, New York 10022.

 (2) 2,627,128 shares are beneficially owned by Robert E. Price. Of such 2,627,128 shares, 95,382 shares are held through trusts of which Mr. Price is a trustee. Mr. Price disclaims beneficial ownership of 500 shares which are held by a foundation of which Mr. Price is a Director.

 (3) Includes 10,000 shares subject to non-qualified stock options which are presently exercisable and 10,000 shares subject to non-qualified stock options which are exercisable after December 21, 1996. All such options have an exercise price of $14.00 and expire on December 21, 2000. Excludes 30,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2000.

 (4) Includes 2,000 shares subject to non-qualified stock options which are presently exercisable and 2,000 shares subject to non-qualified stock options which are exercisable after December 21, 1996. All such options have an exercise price of $14.00 and expire on December 21, 2000. Excludes 6,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2000.

 (5) Includes 2,000 shares subject to non-qualified stock options which are exercisable after January 16, 1997. All such options have an exercise price of $15.63 and expire on January 16, 2002. Excludes 8,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $15.63 and expire on January 16, 2002.

 (6) Includes 2,000 shares subject to non-qualified stock options which are presently exercisable and 2,000 shares subject to non-qualified stock options which are exercisable after December 21, 1996. All such options have an exercise price of $14.00 and expire on December 21, 2000. Also includes 1,500 shares held by a partnership for the benefit of Mr. Galinson's adult children, over which Mr. Galinson exercises sole investment power. Mr. Galinson disclaims beneficial ownership over such 1,500 shares. Excludes 6,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2000.

 (7) Includes 2,000 shares subject to non-qualified stock options which are presently exercisable and 2,000 shares subject to non-qualified stock options which are exercisable after December 21, 1996. All such options have an exercise price of $14.00 and expire on December 21, 2000. Excludes 6,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $14.00 and expire on December 21, 2000.

 (8) Includes 2,000 shares subject to non-qualified stock options which are presently exercisable. All such options have an exercise price of $12.00 and expire on March 24, 2001. Excludes 8,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $12.00 and expire on March 24, 2001.

 (9) Includes 15,000 shares subject to non-qualified stock options which are presently exercisable and 15,000 shares subject to non-qualified stock options which are exercisable after January 11, 1997. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 45,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

(10) Includes 5,000 shares subject to non-qualified stock options which are presently exercisable and 15,000 shares subject to non-qualified stock options which are exercisable after January 11, 1997. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 45,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

(11) Includes 20,000 shares subject to non-qualified stock options which are presently exercisable and 20,000 shares subject to non-qualified stock options which are exercisable after January 11, 1997. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 60,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

(12) Includes 20,000 shares subject to non-qualified stock options which are presently exercisable and 20,000 shares subject to non-qualified stock options which are exercisable after January 11, 1997. All such options have an exercise price of $11.25 and expire on January 12, 2001. Excludes 60,000 shares subject to non-qualified stock options which are not presently exercisable, and which have an exercise price of $11.25 and expire on January 12, 2001.

(13) 8,285,160 shares are beneficially owned by Sol Price and are held through trusts of which Mr. Price is a trustee. Mr. Price disclaims beneficial ownership of 500 shares which are held by a foundation of which Mr. Price is a Director. Mr. Price also disclaims beneficial ownership of 194,250 shares which are held by certain trusts of which Mr. Price is a co-trustee.

(14) 1,229,700 shares are owned by Tyndall Partners, L.P., a Delaware limited partnership. 90,200 shares are owned by Madison Avenue Partners, L.P., a Delaware limited partnership. Pursuant to the Agreement of Limited Partnership of each of Tyndall Partners, L.P. and Madison Avenue Partners, L.P., Jeffrey S. Halis possesses sole voting and investment control over all securities owned by Tyndall Partners, L.P. and Madison Avenue Partners, L.P., respectively. All information concerning Mr. Halis, Tyndall Partners, L.P. and Madison Avenue Partners, L.P. is based upon information provided by Mr. Halis.

                             ELECTION OF DIRECTORS

    The Board of Directors of the Company has nominated and recommends for election as Directors the following six persons to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and shall qualify. All of the nominees are presently Directors of the Company, and following the Meeting, there will be no vacancies on the Board. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required. In the event that a nominee for Director is proposed at the Meeting, the enclosed proxy may be voted in favor of or against such nominee or any other nominee proposed by the Board of Directors.

    The table below indicates the name, position with the Company and age of each nominee for Director.

                  NAME                     POSITION WITH PRICE ENTERPRISES   AGE
----------------------------------------  ---------------------------------  ---
Robert E. Price                           Chairman of the Board, President   54
                                           and Chief Executive Officer
Paul A. Peterson                          Vice Chairman of the Board         68
William P. Dickey                         Director                           53
Murray L. Galinson                        Director                           59
Katherine L. Hensley                      Director                           59
Leon C. Janks                             Director                           47

    Robert E. Price has been Chairman of the Board, President and Chief Executive Officer of Price Enterprises since July 28, 1994. Mr. Price was Chairman of the Board of Price/Costco, Inc. from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a Director of The Price Company. Mr. Price served as Chairman of the Board of The Price Company from January 1989 to October 1993, and as its President from 1976 until December 1990. In addition to his role in Price Enterprises, Mr. Price serves as (i) President and Chief Executive Officer of Price Real Estate, Inc., and Price Global Trading, L.L.C., (ii) Chief Executive Officer of Price Quest, L.L.C., PQI, Inc., and PGT, Inc. and (iii) a Director of Price Real Estate, Inc., PGT, Inc., PQI, Inc., and Price Ventures, Inc.

    Paul A. Peterson is a lawyer and is a senior member of the law firm of Peterson & Price in San Diego. He was a Director of Price/Costco, Inc. from October 1993 until December 1994. From 1976 to October 1993, he was Secretary and, except for a period of eleven months in 1982, a Director of The Price Company. Mr. Peterson served as Vice Chairman of the Board of The Price Company from November 1991 to October 1993. Mr. Peterson also serves as a Director of Price Real Estate, Inc., PGT, Inc., PQI, Inc., and Price Ventures, Inc.

    Katherine L. Hensley is a lawyer and a retired partner of the law firm of O'Melveny & Myers in Los Angeles, California. Ms. Hensley joined O'Melveny & Myers in 1978 and was a partner from 1986 to February 1992. Ms. Hensley is a Trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940.

    Murray L. Galinson has been Chairman of the Board of San Diego National Bank and SDNB Financial Corp. since May 1996, Chief Executive Officer of both entities since September 1984 and a Director of both entities since their inception in 1981. Mr. Galinson served as President of both entities from September 1984 until May 1996.

    Leon C. Janks has been a Partner in the accounting firm of Alder, Green & Hasson in Los Angeles, California since 1980. Mr. Janks has extensive experience in domestic and international business serving a wide variety of clients in diverse businesses.

    William P. Dickey has been the owner and President of The Dermot Company, Inc., a California real estate investment and advisory firm, since October 1991. From February 1986 to November 1990, he was a Managing Director at The First Boston Corporation, an investment banking firm (now known as CS First Boston). Prior to joining First Boston, Mr. Dickey was a Partner with the law firm of Cravath, Swaine & Moore from May 1980 to February 1986. Mr. Dickey is a Trustee of The Retail Property Trust, an institutionally-owned REIT with investments in regional shopping centers, a Director of HGI Realty, Inc., a publicly-traded REIT which owns factory outlet shopping centers, and a Director of Mezzanine Capital Property Investors, a privately-held REIT with an investment focus on office properties.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES THEREOF

    The Board of Directors held four meetings during fiscal 1996. Each person who was a Director during fiscal 1996 attended more than 75% of the total number of meetings of the Board and the Committees of the Board on which he or she served (except that Ms. Bekavac attended fewer than 75% of the total number of such meetings).

COMMITTEES OF PRICE ENTERPRISES

    AUDIT COMMITTEE. The Audit Committee, which consists of Ms. Bekavac and Messrs. Janks and Peterson, held five meetings during fiscal 1996. The Audit Committee reviews the annual audits of Price Enterprises' independent public accountants, Ernst & Young, LLP; reviews and evaluates internal accounting controls; recommends the selection of the Company's independent public accountants; reviews and passes upon (or ratifies) related party transactions; and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between, Price Enterprises and its independent public accountants.

    COMPENSATION COMMITTEE. The Compensation Committee, which consists of Ms. Bekavac, Mr. Galinson and Ms. Hensley, held five meetings during fiscal 1996. The Compensation Committee reviews salaries, bonuses and stock options of senior officers of Price Enterprises, and administers Price Enterprises' executive compensation policies and stock option plans.

    NOMINATING COMMITTEE. The Nominating Committee, which consists of Ms. Hensley and Messrs. Peterson and Price, held two meetings in fiscal 1996. The Nominating Committee recommends candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any Directors, or the expansion of the number of members of the board. The Nominating Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as Directors provided that such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the nominee.

    REAL ESTATE COMMITTEE. The Real Estate Committee, which consists of Messrs. Peterson and Price, held 18 meetings in fiscal 1996. The Real Estate Committee reviews and approves (i) sales (including sale-leasebacks), leases, conveyances, transfers or other dispositions of real property, and (ii) purchases, leases or other acquisitions of real property, except, in each case for any such transactions entered into in the ordinary course of business of Price Enterprises.

    EXECUTIVE COMMITTEE. The Executive Committee, which consists of Messrs. Galinson, Price and Peterson, held no formal meetings during fiscal 1996. The Executive Committee has been established with all powers and rights necessary to exercise the full authorities of the Board of Directors in the management of the business and affairs of Price Enterprises, except as provided in the Delaware General Corporation Law or the Bylaws of Price Enterprises.

    FINANCE COMMITTEE. The Finance Committee, which consists of Messrs. Price, Dickey, Galinson and Janks, held six meetings in fiscal 1996. The Finance Committee reviews and makes recommendations with respect to (i) annual budgets,
(ii) investments, (iii) financing arrangements and (iv) the creation, incurrence, assumption or guaranty by Price Enterprises of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of Price Enterprises.

COMPENSATION OF THE BOARD OF DIRECTORS

    Each outside Director of Price Enterprises (other than Mr. Peterson) receives $20,000 per year for serving on the Board of Directors and an additional $5,000 per year for serving as chairman of any committee of the Board. Mr. Peterson receives $100,000 per year for his services as Vice Chairman of the Board and as a chairman or member of any committee of the Board. In addition, outside Directors (other than Mr. Peterson) who serve on committees of the Board (in a capacity other than chairman of a committee) receive $500 for each meeting attended. The chairman or vice chairman of any Committee may receive additional compensation to be fixed by the Board. Each non-employee Director is eligible to receive stock grants and stock options pursuant to The Price Enterprises Directors' 1995 Stock Option Plan. Employee Directors are eligible to receive stock grants and stock options pursuant to The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan.

    Directors also receive reimbursement for travel expenses incurred in connection with their duties as Directors.

                             EXECUTIVE COMPENSATION

    The following table shows, for fiscal years 1994, 1995 and 1996, the compensation earned by the Chief Executive Officer and the four most highly compensated executive officers of the Company and its subsidiaries (the "Named Executive Officers") at the end of fiscal 1996. Amounts shown for fiscal year 1994 represent monies paid and stock options granted by Price/Costco, Inc. to such employees prior to the formation of Price Enterprises, Inc. as of the beginning of fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                         -------------
                                                        ANNUAL COMPENSATION               SECURITIES
                                            -------------------------------------------   UNDERLYING
                                             SALARY                    OTHER ANNUAL        OPTIONS/          ALL OTHER
NAME AND PRINCIPAL POSITION(S)     YEAR        ($)      BONUS ($)   COMPENSATION ($)(1)    SARS (#)     COMPENSATION ($)(2)
-------------------------------  ---------  ---------  -----------  -------------------  -------------  -------------------
Robert E. Price,                      1996    225,000         -0-                -0-              -0-            4,422
President and Chief                   1995    243,340         -0-                -0-              -0-            9,500
Executive Officer                     1994    295,385         -0-                -0-           34,100           16,759

Theodore Wallace,                     1996    200,000         -0-                -0-              -0-            3,960
Executive Vice-President              1995    215,191         -0-            100,000(3)       100,000            9,500
                                      1994    259,584      36,000             70,528(4)        20,000           16,759

Daniel T. Carter,                     1996    175,000      35,000                -0-              -0-            5,598
Executive Vice-President,             1995    179,361      35,000                -0-           75,000            9,280
CFO and Secretary                     1994    147,692      27,000                -0-           15,000           10,588

Robert M. Gans,                       1996    150,000      35,000                -0-              -0-              250
Executive Vice-President              1995    132,693      25,000                -0-           75,000              -0-
and General Counsel                   1994        N/A         N/A                N/A              N/A              N/A

Joseph J. Tebo                        1996    159,808         -0-                -0-              -0-              -0-
President of Price                    1995    162,176         -0-                -0-          100,000              -0-
Ventures, Inc.                        1994        N/A         N/A                N/A              N/A              N/A

------------------------
(1) Except as otherwise indicated, perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.

(2) The amounts shown for fiscal 1996 constitute contributions to The Price Enterprises Profit Sharing and 401(k) Plan for the period of September 4, 1995 through December 31, 1995, and the Company's 401(k) matching contribution of $250 for fiscal 1996 on behalf of each Named Executive Officer. During fiscal 1996, the "plan year" for The Price Enterprises Profit Sharing and 401(k) Plan was converted to a calendar year from a fiscal year. All future profit sharing contributions by the Company to The Price Enterprises Profit Sharing and 401(k) Plan will be made in January for the previous calendar year.

(3) Amount constitutes a retention bonus paid to Mr. Wallace for agreeing to transfer employment from Price/Costco, Inc. to the Company in fiscal 1995.

(4) Represents $52,190 paid to reimburse Mr. Wallace for a decline in the market value of his home which was sold in connection with his relocation at the request of Price/Costco, Inc. (net of a mortgage prepayment penalty which was paid by Mr. Wallace) and $18,338 paid to reimburse Mr. Wallace for income taxes related to such payments.

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during fiscal 1996 and unexercised options held as of September 1, 1996.

                        OPTION EXERCISES IN FISCAL 1996
                      AND SEPTEMBER 1, 1996 OPTION VALUES

                                                                                               VALUE OF
                                                                           NUMBER OF         UNEXERCISED
                                                                          UNEXERCISED        IN-THE-MONEY
                                                                           OPTIONS AT         OPTIONS AT
                                                                          SEPTEMBER 1,    SEPTEMBER 1, 1996
                                                                            1996 (#)           ($) (1)
                                    NUMBER OF                           ----------------  ------------------
                                 SHARES ACQUIRED                          EXERCISABLE/       EXERCISABLE/
       NAME                      ON EXERCISE (#)   VALUE REALIZED ($)    UNEXERCISABLE      UNEXERCISABLE
------------------------------  -----------------  -------------------  ----------------  ------------------
Robert E. Price                           N/A                 N/A                    N/A                 N/A
Theodore Wallace                          -0-                 -0-          20,000/80,000      95,000/380,000
Daniel T. Carter                          -0-                 -0-          15,000/60,000      71,250/285,000
Robert M. Gans                            -0-                 -0-          15,000/60,000      71,250/285,000
Joseph J. Tebo                            -0-                 -0-          20,000/80,000      95,000/380,000

------------------------
(1) Based on a price of $16.00 per share, the last reported sales price of the Company's Common Stock on August 30, 1996, as quoted by The Nasdaq Stock Market National Market.

PROFIT SHARING AND 401(K) PLAN

    From August 29, 1994 until January 1, 1995, employees of Price/Costco, Inc., who were leased to Price Enterprises and its subsidiaries, generally received benefits under The Price Company Retirement Plan or under The Price Company 401(k) Plan. Subsequent to January 1, 1995, the Board of Directors of Price Enterprises adopted The Price Enterprises Inc. Profit Sharing and 401(k) Plan (the "Plan"), which includes terms and conditions substantially similar to The Price Company Retirement Plan and The Price Company 401(k) Plan.

    The Plan is a profit-sharing plan designed to be a "qualified" plan under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), covering all non-union employees who have completed one year of service, as that term is defined in the Plan. Under the Plan, the Company may, in its discretion, make annual contributions which shall not exceed for each participant the lesser of: (a) 25% of the participant's compensation for such year, or (b) the greater of (i) 25% of the defined benefit dollar limitation then in effect under section 415(b)(1) of the Code or (ii) $30,000. In addition, participants may make voluntary contributions. The Plan also permits employees to defer (in accordance with section 401(k) of the Code) a portion of their salary and contribute those deferrals to the Plan.

    All participants in the Plan are fully vested in their voluntary contributions and earnings thereon. Vesting in the remainder of a participant's account is based upon his or her years of service with the Company. A participant initially is 20% vested after the completion of two years of service with the Company, an additional 20% vested after the completion of three years of service, and an additional 20% vested after the completion of each of his or her next three years of service, so that the participant is 100% vested after the completion of six years of service.

    A participant becomes fully vested in his or her entire account upon retirement due to permanent disability, attainment of age 65 or death. In addition, the Plan provides that the Board of Directors of the Company may at any time declare the Plan partially or completely terminated, in which event the account of each participant with respect to whom the Plan is terminated will become fully vested.

    The Board of Directors also has the right at any time to discontinue contributions to the Plan. If the Company fails to make one or more substantial contributions to the Plan for any period of three consecutive years in each year of which the Company realized substantial current earnings, such failure will automatically be deemed a complete discontinuance of contributions. In the event of such a complete discontinuance of contributions, the account of each participant will become fully vested.

    During fiscal 1996, the "plan year" for The Price Enterprises Profit Sharing and 401(k) Plan was converted to a calendar year basis from a fiscal year basis. All future profit sharing contributions by the Company to the Plan will be made in January for the previous calendar year.

EMPLOYMENT CONTRACTS

    Robert M. Gans is the only one of the Named Executive Officers that presently has an employment agreement with the Company. Mr. Gans entered into an employment agreement with Price Enterprises for a term of three years commencing October 17, 1994. Pursuant to this agreement Mr. Gans received a base annual salary of $150,000 through fiscal year 1996. This base salary was increased by the Company's Compensation Committee to $175,000 beginning fiscal year 1997. Mr. Gans may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to Price Enterprises' interests, without the prior written consent of Price Enterprises. The agreement provides that Mr. Gans will be eligible to participate in the Company's bonus plan and receive all other benefits offered to officers under Price Enterprises' standard company benefits practices and plans. Mr. Gans may terminate the agreement at any time on 90 days' prior written notice. Price Enterprises may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Gans. In the event that Price Enterprises terminates the agreement for any reason other than cause, Mr. Gans shall be entitled for the remainder of the term of the agreement to the continuation of his base salary payable in conformity with Price Enterprises' normal payroll period, and to inclusion in the stock option plan, profit sharing and 401(k) plan and medical plans of Price Enterprises for the remainder of the term of the agreement. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Gans by reason of his termination, and Price Enterprises is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1996, the Company's Compensation Committee consisted of Ms. Bekavac, Mr. Galinson and Ms. Hensley. There were no insider participations nor compensation committee interlocks among the members of the Company's Compensation Committee during fiscal 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation of the Chief Executive Officer and other senior officers of the Company (which are the Chief Financial Officer and Executive Vice Presidents of the Company) is reviewed by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed of three independent non-employee Directors: Ms. Bekavac, Mr. Galinson and Ms. Hensley. The Committee is responsible for reviewing salaries, bonuses and stock options of the Company's executive officers and administering the Company's compensation plans for senior officers and the Company's stock option plan, including the granting of options and awards of stock thereunder.

    GENERAL COMPENSATION PHILOSOPHY

    The Company's executive compensation policies are designed with the following objectives: (i) to attract and retain talented executives; (ii) to reward appropriately individual achievement; and (iii) to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interests of the Company's executives with those of its stockholders. To accomplish these objectives the Company's executive compensation program consists of: (i) annual base salaries; (ii) cash bonuses; and (iii) stock option grants.

    Executive officers also participate in other benefit plans available to employees generally, including the Company's Profit Sharing and 401(k) Plan and a medical plan.

    The Committee has reviewed the compensation of all executive officers of the Company for fiscal year 1996, and has considered management's recommendations for executive compensation for fiscal year 1997.

    ANNUAL BASE SALARIES AND BONUSES

    Base salaries are determined by considering the recommendations of the Chief Executive Officer, together with such factors as job complexity, level of responsibility, how the position relates to the Company's long-term strategic goals, and the particular individual's skills, experience, background and performance. While there are no pre-established weightings given to these factors, particular importance is placed on attracting and retaining quality individuals in order to establish and secure an effective executive team for the Company. During the past year the Committee approved the base salaries of a new executive officer (George Apostol) and two new senior officers (John Visconsi and Geoffrey Weir). Additionally, the Committee approved increases in base salaries (effective fiscal year 1997) for Daniel Carter and Robert Gans.

    The Company's discretionary annual bonus program is designed to reward the Company's executive officers for individual achievement in supporting the fulfillment of corporate objectives. During the past year the Committee awarded bonuses to Daniel Carter and Robert Gans.

    STOCK OPTIONS

    The long-term incentive aspect of the Company's executive compensation program is realized by the granting of stock options. Stock option awards are viewed as a particularly effective tool to attract experienced and talented employees, and to encourage their long-term quality performance with the Company. Stock options are granted by the Committee at a price equal to the fair market value on the date of grant. Stock options are generally exercisable at the rate of 20% per year, thereby providing an incentive for the grantee to remain with the Company. Since the value of the stock option is dependent upon stock performance, the stock option program directly aligns employee compensation with the interests of the Company's stockholders. Stock options are granted by the Committee based upon the recommendations of senior management. In making option grants, the Committee considers the anticipated future performance of the employee and that individual's ability to impact positively the achievement of the Company's objectives. During the past year the Committee approved stock option grants to Messrs. Apostol, Visconsi and Weir.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Robert Price is the Chairman, Chief Executive Officer and President of the Company. Mr. Price's significant expertise and potential for guiding the development of the Company in its formative year were considered by the Committee in its approval in fiscal year 1995 of his annual base salary of $225,000. The Committee recognized the continuing value of Mr. Price's expertise during the transitional fiscal year 1996, and took note of the Company's operating performance and of Mr. Price's request not to be considered for a salary increase in determining to leave Mr. Price's compensation at current levels during the coming fiscal year. No independent surveys have been commissioned to determine competitive compensation since the Committee considers Mr. Price's annual base salary to be modest, in view of his position and responsibilities with the Company. Additionally, Mr. Price declined to be considered for receipt of either a cash bonus or stock option grant for the fiscal 1996 period. Mr. Price nonetheless maintains a personal economic interest in the performance of the Company, in view of Mr. Price's ownership of approximately 11.3% of the Company's outstanding Common Stock.

    OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION

    It is the responsibility of the Board (or the Compensation Committee) to address the issues raised by the tax laws which make certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company. In this regard, a determination must be made as to whether any actions with respect to this limit should be taken by the Company. At this time, it is not anticipated that any executive officer will receive compensation in excess of this limit. Therefore, no action was taken to comply with the limit. Appropriate action will be taken if it is warranted in the future.

    SUMMARY

    It is believed that the above-described cash compensation program and long-term incentives in the form of stock option awards provided to the Company's executive officers function effectively, so as to link employee performance with performance of the Company and increasing stockholder value.

Nancy Bekavac
Murray Galinson
Katherine Hensley

PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the shares of the Company's Common Stock during fiscal year 1995 (commencing on December 21, 1994, the date on which the Company became a publicly-held corporation) and fiscal year 1996 with the cumulative total return of The Nasdaq Stock Market Index (US)(1) and a peer group comprised of certain other real estate operators and lessors(2) over the same period (assuming the investment of $100 in the Common Stock, stocks comprising The Nasdaq Stock Market Index (US) and stocks comprising the peer group on December 21, 1994 and the reinvestment of all dividends).

       COMPARISON OF CUMULATIVE TOTAL RETURNS SINCE DECEMBER 21, 1994(3) AMONG PRICE ENTERPRISES, INC., THE NASDAQ STOCK MARKET INDEX (US)
         AND A PEER GROUP OF CERTAIN REAL ESTATE OPERATORS AND LESSORS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            COMPANY INDEX   MARKET INDEX   PEER INDEX
12/21/94           100.000        100.000      100.000
12/30/94            91.964        102.061      101.301
1/31/95             78.571        102.633       98.807
2/28/95             88.839        108.061      102.838
3/31/95             83.929        111.263      104.563
4/28/95             83.036        114.765      103.509
5/31/95             84.821        117.725      106.651
6/30/95             98.214        127.265      112.760
7/31/95            103.571        136.620      120.656
8/31/95            104.117        139.388      123.643
9/29/95            114.887        142.594      126.486
10/31/95           104.117        141.777      121.784
11/30/95           110.175        145.106      124.099
12/29/95           110.399        144.337      129.937
1/31/96            109.502        145.048      129.780
2/29/96            111.297        150.576      131.575
3/29/96            113.092        151.077      132.217
4/30/96            115.785        163.611      134.268
5/31/96            112.195        171.124      136.552
6/28/96            109.502        163.424      139.054
7/31/96            105.912        148.895      133.230
8/30/96            114.887        157.199      140.655

------------------------
(1) The Nasdaq Stock Market Index (US) was prepared by the Center for Research in Security Prices and includes all U.S. Nasdaq Stock Market companies.

(2) The peer group index was prepared by the Center for Research in Security Prices and includes certain U.S.-based securities traded on the NYSE, AMEX and NASDAQ with standard industrial codes (SIC) of 6510-6519, generally comprising Real Estate Operators (except Developers) and Lessors. The peer group companies include 99 Cents Only Stores, Ambassador Apartments, Inc., American Industrial Properties, REIT, Atlantic Realty Trust, Inc., Cardinal Realty Services, Inc., Centerpoint Properties Corp., Crocker Realty Investors, Inc., EB Inc., Equus Gaming Co., L.P., FAC Realty, Inc., Felcor Suite Hotels, Inc., First Washington Realty Trust, Inc., Great Northern Iron Ore Properties, Gyrodyne Company America, Inc., Home Holdings, Inc., Hospitality Franchise Systems, Inc., Independence Holding Co., Insignia Financial Group, Inc., Intergroup Corp., Irvine Apartment Communities, Inc., Just Like Home, Inc., LNH REIT, Inc, J. W. Mays, Inc., Midwest Real Estate Shopping Center, L.P., Monmouth Capital Corp., NHP Incorporated, National Capital Management Corp., Pamida Holdings Corp., Presidential Realty Corp., The Price REIT, Prime Residential, Inc., Realco, Inc., Resurgence Properties, Inc., Retirement Care Associates, Inc., Rouse Company, Saks Holdings, Inc., Shopco Laurel Center, L.P., Shopco Stores, Inc., Simon Debartolo Group, Inc., Simon Property Group, Inc., Sizeler Property Investors, Inc., United Dominion Realty Trust, Inc., United Mobile Homes, Inc., Urban Shopping Centers, Inc. and Weingarten Realty Investors. Peer return is weighted by market capitalization.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The lines on the graph represent monthly index levels derived from compounded daily returns including all dividends. The indices are reweighted daily, using market capitalization on the previous trading day.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    RELATIONSHIP WITH THE PRICE REIT

    The Company has engaged in certain transactions which indirectly benefit The Price REIT, a publicly-held real estate investment trust. Sol Price, who beneficially owns approximately 36.4% of the Company's outstanding Common Stock, is the father of Robert Price, the Chairman of the Board, President and Chief Executive Officer of the Company. Sol Price also has beneficial ownership through various family and charitable trusts of approximately 9% of the Class B Common Stock of The Price REIT. The Price REIT owns all of the outstanding preferred stock and is entitled to receive 90% of the cash flow of K&F Development Company.

    On August 29, 1994, the Company entered into a development agreement with K&F Development Company for the development of four properties. Under this agreement, K&F Development Company will receive development fees of 6% of the aggregate construction costs expended with respect to such properties. This agreement was terminated on January 15, 1996. The amount earned by K&F Development Company under this agreement in fiscal year 1996 was $73,000.

    K&F Development Company and The Price Company, a subsidiary of PriceCostco, previously entered into a development agreement dated December 16, 1993, in connection with the development (except for the development of the Price Club located on such property) of the Company's property located in Pentagon City, Virginia (the "Pentagon City Property"). In connection with the Exchange Offer transaction, PriceCostco assigned this development agreement to the Company. Pursuant to this agreement (i) K&F Development Company received a development fee equal to 3% of the aggregate construction costs expended with respect to such property; (ii) all operating cash flows generated from the Pentagon City Property (other than the Price Club located on such property) were allocated to the Company until the property generated a return on "invested capital" of 9% ("invested capital" means all costs associated with the development of the property, plus 4% of such costs, compounded annually); and (iii) all operating cash flows in excess of the amount allocated to the Company (as described in the previous clause) were allocated 75% to the Company and 25% to K&F Development Company. In addition, upon any sale of the Pentagon City Property by the Company in which the return on invested capital exceeds 9%, K&F Development Company was entitled to receive 25% of the net sale proceeds in excess of the Company's invested capital and its return on such invested capital of 9%. On October 1, 1995 the Company and K&F terminated the Pentagon City development agreement. Prior to termination the Company paid to K&F $846,000, and under the terms of the termination agreement, the Company paid K&F Development Company an additional $850,000 in full and final settlement of any and all remaining amounts due to K&F under the Pentagon City Property development agreement.

    On August 29, 1994, the Company entered into a Consulting Agreement with K&F Development Company pursuant to which K&F would provide strategic and consulting services for the next two years to the Company. K&F Development Company was to receive $500,000 annually as payment for such services. During fiscal year 1995, K&F Development Company received $500,000 under the Consulting Agreement. The Consulting Agreement was terminated by mutual agreement on September 3, 1995. The Company and K&F entered in a new Consulting Agreement as of September 4, 1995 which expired on February 28, 1996. K&F received $90,000 as payment for services performed under the new Consulting Agreement.

    On March 7, 1995, the Company entered into three separate Brokerage Agreements with K&F Development Company to sell and/or lease 16 of the Company's properties. Under the terms of these Brokerage Agreements, K&F will earn a brokerage fee of up to 5.0% of ten times the fixed annual rent for new tenants introduced by K&F. In addition, K&F can earn up to a maximum of 5.0% of the gross proceeds received by the Company upon the sales of these properties, if sold to purchasers introduced by K&F. K&F received aggregate payments of $163,000 under these agreements, which expired on September 7, 1995.

    On September 29, 1995, the Company entered into a Brokerage and Consulting Agreement with K&F Development Company for the development of property located in Dallas, Texas. Pursuant to this agreement, K&F receives (i) development fees of $100,000, and (ii) an incentive bonus equal to (A) 25% of all profits (as defined therein) earned by the Company in excess of $1,550,000, less (B) the development fees earned by K&F. In addition, K&F will act as the exclusive broker for this project. As the exclusive broker, K&F will earn a brokerage fee equal to 3.0% of ten times the fixed annual rent paid by tenants of the project, subject to a cap of $850,000. In fiscal year 1996 K&F was paid $80,000 in development fees and $744,000 in brokerage fees.

    In addition, The Price REIT performs property management services for certain of the properties owned by the Company. In fiscal year 1996 the Company paid $816,000 in fees to The Price REIT for such management services.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

    The Company's financial statements for the year ended September 1, 1996 have been examined by Ernst & Young, LLP. A representative of Ernst & Young, LLP is expected to be available at the Meeting to respond to appropriate questions and to make a statement if he desires to do so. The Company's Audit Committee will select independent auditors for the current year sometime after the Meeting.

    On December 21, 1994, the Company and Price/Costco, Inc. ("PriceCostco") consummated an exchange offer transaction by which PriceCostco, the Company's former corporate parent, implemented a spin-off reorganization that resulted in the Company becoming a separate, publicly-held corporation. Following the consummation of such transaction, the Company determined to change its principal independent accountant from Arthur Andersen LLP, the principal independent accountant of PriceCostco, to Ernst & Young LLP. The Board of Directors of the Company approved the change of principal independent accountant to Ernst & Young LLP on January 18, 1995. Arthur Andersen LLP was dismissed as the Company's principal independent accountant as of January 24, 1995, and Ernst & Young LLP was engaged as of the same date.

    The report of Arthur Andersen LLP on the financial statements for the Company's fiscal year 1994 (which was the only year in which Arthur Andersen LLP performed an audit for the Company) did not contain any adverse opinion or disclaimer of opinion, nor was it qualified as to uncertainty, audit scope or accounting principles. In addition, during fiscal year 1995, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make a reference to the subject matter of the disagreement in connection with its reports.

                            SECTION 16(A) REPORTING

    Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, the Company believes that all filing requirements applicable to its directors, executive officers and beneficial owners of 10% or more of the Common Stock were complied with during fiscal 1996.

                             STOCKHOLDER PROPOSALS

    Any proposal of a stockholder of the Company intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than July 31, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

    The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, shares represented by Proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report to Stockholders is being mailed with this Proxy Statement to stockholders on or about November 27, 1996. Upon request the Company will furnish the Annual Report to any stockholder.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Daniel T. Carter, SECRETARY

San Diego, California
November 27, 1996

                 (This page has been left blank intentionally.)

                                     PROXY
                            PRICE ENTERPRISES, INC.
                             4649 MORENA BOULEVARD
                         SAN DIEGO, CALIFORNIA  92117

The undersigned Stockholder(s) of PRICE ENTERPRISES, INC. (the "Company") hereby constitutes and appoints Robert E. Price and Daniel T. Carter, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on January 14, 1997, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as follows:

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for election of the Board's nominees for directors.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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                           * FOLD AND DETACH HERE *

Please mark your votes as indicated in this example /x/


FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)   / /

WITHHOLD AUTHORITY to vote for all nominees listed below              / /

1.   ELECTION OF DIRECTORS
     William P. Dickey   Leon C. Janks
     Murray L. Galinson  Paul A. Peterson
     Katherine L. Hensley     Robert E. Price


WITHHELD FOR: (To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_______________________________________________________________________________


2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


I plan to attend the meeting   / /


Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Signature(s)____________________________________________  Dated________________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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                           ^ FOLD AND DETACH HERE ^